Exhibit 4.3
MERCURY PAYMENT SYSTEMS, LLC 2010 UNIT INCENTIVE PLAN,
AS RESTATED AND ASSUMED BY VANTIV, INC.
1.Assumption of Plan by the Company
Mercury Payment Systems, LLC (the “Mercury”), the Company, National Processing Company, Mars Merger Sub, LLC (“Merger Sub”), Vantiv, LLC, SLP III Quicksilver Feeder I, L.P., and Silver Lake Partners III DE, L.P., in its capacity as agent and attorney-in-fact, have entered into the Transaction Agreement dated May 12, 2014 (as amended from time to time, the “Transaction Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Mercury with Mercury continuing as the surviving company (the “Merger”). In connection with the Merger, the Company has agreed to assume certain options granted pursuant to the Mercury Payment Systems, LLC 2010 Unit Incentive Plan (the “Old Plan”) at the effective time of the Merger in accordance with Section 3.1(b)(ii) of the Transaction Agreement and as permitted by Section 9(b)(ii)(C) of the Old Plan. Accordingly, the Company is assuming the Old Plan effective as of the Assumption Time and simultaneously, solely to the extent necessary to reflect the assumption of the applicable options by the Company, restating the Old Plan as set forth herein.
2.    Purpose of the Plan
The purpose of the Plan is to aid in recruiting and retaining key employees, directors or other service providers of Mercury and its Subsidiaries and to motivate such employees, directors or other service providers to exert their best efforts on behalf of the Company and its Subsidiaries by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees, directors or other service providers will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
3.    Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)    Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
(b)    Affiliate: With respect to any entity, any entity directly or indirectly controlling, controlled by, or under common control with, such entity.
(c)    Assumption Time: Immediately after the Effective Time, as defined in the Transaction Agreement.
(d)    Award: An Option, Stock Appreciation Right or Other Share-Based Award granted pursuant to the Plan.
(e)    Board: The Board of Directors of the Company.
(f)    Change of Control: A Change of Control as defined in the Vantiv, Inc. 2012 Equity Incentive Plan, as amended from time to time.
(g)    Code: The Internal Revenue Code of 1986, as amended, or any successor thereto, and the regulations and guidance promulgated thereunder.

(h)    Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.
(i)    Company: Vantiv, Inc., a Delaware corporation.
(j)    Disability: Unless otherwise agreed by the Company (or any of its Subsidiaries) in a written employment agreement or employment letter with such Participant, the inability of the Participant to perform in all material respects his or her duties and responsibilities to the Company or any of its Subsidiaries by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.
(k)    Effective Date: The date that the Old Plan was approved by the Board of Managers of Mercury.
(l)    Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of the Company or any of its Subsidiaries and (ii) a Participant’s services as a consultant, if the Participant is a consultant to the Company or any of its Subsidiaries.
(m)    Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the closing price of such Shares as reported on such date on the relevant exchange on which such Shares are principally trading on the date in question, or, if the Shares are not listed or admitted on any national securities exchange, the closing bid price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted (the “NASDAQ”), or, if no sale of Shares shall have been reported on any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the fair market value of the Shares as determined by the Committee in good faith.
(n)    Option: An option to acquire Shares granted pursuant to Section 7 of the Plan.
(o)    Option Price: The purchase price per Share of an Option, as determined pursuant to Section 7(a) the Plan.
(p)    Other Share-Based Awards: Awards granted pursuant to Section 9 of the Plan.
(q)    Participant: An employee, director or other service provider of the Company or any of its Subsidiaries to whom an Award has been granted pursuant to the Plan.
(r)    Plan: The Mercury Payment Systems, LLC 2010 Unit Incentive Plan, as Restated and Assumed by Vantiv, Inc., as it may be amended from time to time.
(s)    Service Recipient: The Company, any Subsidiary of the Company, or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the applicable Participant is a “service provider” (within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation).
(t)    Shares: Shares of the Company’s class A common stock.

(u)    Stock Appreciation Right: A stock appreciation right granted pursuant to Section 8 of the Plan.
(v)    Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).
4.    Shares Subject to the Plan
Subject to Section 10, the total number of Shares which may be issued under the plan is 2,957,457. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares shall reduce the total number of Shares available under the Plan. Shares which are subject to Awards which are not issued or delivered by reason of (i) the expiration, exchange, cancellation, forfeiture or other termination of such Award, (ii) the withholding of such Shares in satisfaction of applicable federal, state or local taxes, (iii) the settlement of all or a portion of such Award in cash or (iv) the repurchase by the Company of such Shares shall be again available for issuance under the Plan.
5.    Administration
(a)    The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegation and grants are consistent with applicable law and guidelines established by the Board from time to time. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its affiliates or a company acquired by the Company or with which the Company combines. Subject to Section 4, the number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan, to the extent granted hereunder.
(b)    Subject to Section 16 of the Plan, the Committee is authorized to (i) interpret the Plan, (ii) establish, amended and rescind any rules and regulations relating to the Plan, (iii) select Participants under the Plan, (iv) prescribe the form of each Award agreement, which need not be identical for each Participant, pursuant to which Awards will be granted under the Plan and (v) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).
(c)    The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award and the Company or any of its Subsidiaries shall have the right and is authorized to withhold any applicable withholding taxes in respect to the Award, its exercise or any payment or transfer under or with respect to the Award and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (i) delivery of Shares, provided that such Shares have been held by the Participant for more than six (6) months (or such other period as established by the Committee from time to time) or (ii) with respect to minimum withholding amounts only, having Shares with a Fair Market Value equal to the amount withheld by the Company from any Shares that would have otherwise been received by the Participant.
6.    Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.
7.    Terms and Conditions of Options
Options granted under the Plan shall be evidenced by the related Award agreements and shall be subject to such other terms and conditions not inconsistent therewith. In addition to the foregoing, except as otherwise determined by the Committee and evidenced by the related Award agreements, the Options shall also be subject to the following terms and conditions:
(a)    Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Options granted in substitution of previously granted awards).
(b)    Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.
(c)    Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposed of this Section 7 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for more than six months (or such other period as established from time to time by the Committee), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares, (iv) if there is a public market for the Shares at such time, to the extent permitted by, and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, or (v) to the extent permitted by the Committee, using a net settlement mechanism whereby the number of Shares delivered upon the exercise of the Option will be reduced by a number of Shares that has a Fair Market Value equal to the Option Price. No Participant shall have any rights to distributions or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan (including as set forth in the applicable Award agreement).
(d)    Attestation. Whenever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.
8.    Terms and Conditions of Stock Appreciation Rights
(a)    Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 8 (or such additional limitations as may be included in an Award agreement).
(b)    Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the Share Appreciation Right is granted (other than in the case of Stock Appreciation Rights granted in substitution of previously granted awards); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B)  the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Company shall be the exercise date. Payment to the Participant shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.
(c)    Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.
9.    Other Share-Based Awards
The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (such Awards, “Other Share-Based Awards”). Such Other ShareBased Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other ShareBased Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Share-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards, whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
10.    Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)    Generally. In the event of any change in the outstanding Shares after the Assumption Date by reason of any stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any extraordinary distribution to shareholders of the Company or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 20), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a fiscal year to any Participant, (iii) the Option Price or exercise price of any Award and/or (iv) any other affected terms of such Awards.
(b)    Change of Control. In the event of a Change of Control after the Assumption Time, (i) if determined by the Committee in the applicable Award agreement or otherwise, any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change of Control and (ii) the Committee may (subject to Section 20), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an Award, (B) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (D) provide that for a period of at least 15 days prior to the Change of Control, such Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change of Control, such Options shall terminate and be of no further force and effect. For the avoidance of doubt, pursuant to (A) above, the Committee may cancel and pay no consideration for all, or any portion of, Options and Stock Appreciation Rights if the Fair Market Value of any Share subject to such Options or Stock Appreciation Rights is less than or equal to the Option Price of such Options or exercise price of such Stock Appreciation Rights applicable to each such Share, but only with respect to those Shares where such deficit exists.
11.    Forfeiture/Clawback
The Committee may, in its sole discretion, specify in an Award that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Employment for cause, termination of the Participant’s provision of services to the Company or any of its Subsidiaries, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct.
12.    No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any of its Subsidiaries to continue the Employment of a Participant and shall not lessen or affect the Company’s or any Subsidiary’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
13.    Other Laws
The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of applicable securities laws, including, without limitation, laws of the United States (and any state thereof).
14.    Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
15.    Nontransferability of Awards
Unless otherwise determined by the Committee in the applicable Award agreement or otherwise, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.
16.    Amendments or Termination
The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (a) without the approval of the shareholders of the Company to the extent such approval is (x) required by or (y) desirable to satisfy the requirements of, in each case, any applicable law, regulation or other rule, including, the listing standards of the securities exchange, which is, at the applicable time, the principal market for the Shares or (b) without the consent of a Participant, if such action would materially adversely affect any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax or accounting consequences to the Company or to Participants).

17.    International Participants
With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, to the extent applicable to the Company and the Plan, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or a Subsidiary.
18.    Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.
19.    Effectiveness of the Plan
The Plan shall be effective as of the Effective Date.
20.    Section 409A
To the extent applicable, this Plan and all Awards granted hereunder are intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. References under the Plan or an Award to the Participant’s termination of Employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of Employment and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payments or other benefits compliant under Section 409A of the Code, or otherwise such payments or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).